EXHIBIT 99.1

Xilinx Announces Multi-Year Succession Plan and New COO

Victor Peng will become Chief Operating Officer

SAN JOSE, Calif., April 12, 2017– Xilinx, Inc. (NASDAQ:XLNX) today announced a multi-year CEO succession plan, including two senior level promotions. Victor Peng will become Chief Operating Officer (COO) of Xilinx, effective immediately. In his new role, Mr. Peng will manage Global Sales, Global Operations & Quality, Engineering and Product & Vertical Marketing.
Mr. Peng joined Xilinx in 2008, and most recently served as Executive Vice President and General Manager of Products, a position he held since July 2014. Mr. Peng has over 30 years of experience defining and bringing to market leadership FPGAs, All Programmable SOCs, GPUs, high performance microprocessors and chip sets, and microprocessor IP products. Mr. Peng previously held executive roles at AMD, ATI, and MIPS Technologies.
In addition, Krishna Rangasayee has been promoted to Executive Vice President of Sales, reporting to Mr. Peng. Mr. Rangasayee joined Xilinx in 1999. During his tenure at Xilinx, he has held multiple roles with responsibilities including sales, general management, corporate and portfolio strategy, vertical marketing and ecosystem partnerships, and product definition for next generation platforms. Prior to joining Xilinx, he held various engineering and marketing roles at Altera Corporation and Cypress Semiconductor.
As part of the succession plan, Xilinx has signed a multi-year employment agreement with Mr. Gavrielov to continue as President and CEO, which includes an additional year of transition and consulting services following his tenure as CEO.
“Victor and team will help me accelerate the next phase of our transformation as an All Programmable company,” said Moshe Gavrielov, president and CEO, Xilinx. “Victor has dramatically improved Xilinx’s competitive position in the PLD industry and potential for significant market expansion.  His achievements include three consecutive generations of core product leadership and significant breakouts in integration and programming.”

About Xilinx
Xilinx is the leading provider of All Programmable semiconductor products, including FPGAs, SoCs, MPSoCs, RFSoCs and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized – powering industry advancements in Cloud Computing, 5G Wireless, Embedded Vision, and Industrial IoT. For more information, visit www.xilinx.com.

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Xilinx
Silvia E. Gianelli
(408) 626-4328
silvia.gianelli@xilinx.com